Free Writing Prospectus Filed on April 30, 2008	Filed Pursuant To Rule 433 Registration Statement No. 333-134038

Oesterreichische Kontrollbank Aktiengesellschaft

$ 1,000,000,000 3.625% Guaranteed Global Notes due 2013

FINAL TERM SHEET

April 30, 2008

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	Aaa / AAA

Principal Amount:	US$ 1 billion

Pricing Date	April 30, 2008

Closing Date:	May 7, 2008

Maturity Date:	June 17, 2013

Redemption Price:	100%

Interest Rate:	3.625% per annum (paid semi-annually 30/360, following, unadjusted)

Interest Payment Dates:	June 17 and December 17

First Interest Payment Date:	December 17, 2008

Reoffer Spread:	53.9 bps over 3.125% UST due April 30, 2013, yielding 3.091% semi-annually

Reoffer Price:	99.973%

Underwriting Commissions:	0.100%

Proceeds to OeKB:	99.873%

Format:	SEC registered global notes

Denominations:	US$ 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC, Clearstream Luxembourg, Euroclear

Joint Lead Managers:	BNP Paribas, Deutsche Bank AG, London Branch, and J.P. Morgan Securities Ltd.

Co-Managers:	Citigroup Global Markets Inc., HSBC Bank plc, RBC Capital Markets Corporation and UBS Limited

You can access the prospectus relating to the registration statement and additional information relating to OeKB and the Notes at the following websites:

http://www.sec.gov/Archives/edgar/data/202811/000119312507192531/0001193125-07-192531-index.htm

http://www.sec.gov/Archives/edgar/data/202811/000119312508094490/0001193125-08-094490-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at +1-212-834-4533.